Exhibit 107

Calculation of Filing Fee Tables
S-8
(Form Type)

Quantum Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(a)	1,400,000(3)	$5.56	$7,784,000.00	0.00013810	$1,074.97
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(a)	125,000(4)	$5.56	$695,000.00	0.00013810	$95.97
	Total Offering Amounts					$8,479,000.00		$1,170.95
	Total Fee Offsets							—
	Net Fee Due							$1,170.95

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), that become issuable pursuant to the Quantum Corporation 2023 Long-Term Incentive Plan and the Quantum Corporation 2021 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)Calculated pursuant to Rule 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on February 17, 2026.
(3)Represents 1,400,000 shares of Common Stock issuable pursuant to the Quantum Corporation 2023 Long-Term Incentive Plan.
(4)Represents 125,000 shares of Common Stock issuable pursuant to the Quantum Corporation 2021 Inducement Plan.